Independent Auditors' Consent




To the Shareholders and Board of Trustees of the The Pacific Capital Funds of Cash Assets Trust

We consent to the incorporation by reference, in this Statement of Additional Information, of our report dated May 14, 2003, on the statement of assets and liabilities for The Pacific Capital Funds of Cash Assets Trust (the "Fund") as of March 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D. We also consent to the references to our firm under the headings "Independent Auditors" and "Financial Highlights" in the Prospectus and "Financial Statements, Transfer Agent, Custodian and Auditors" in the Statement of Additional Information.




                                        KPMG LLP
New York, New York
July 29, 2003